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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                VitaminShoppe.Com
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92848M104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 8, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

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*    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                               Page 1 of 11 Pages


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                                 SCHEDULE 13G
Issuer: VitaminShoppe.Com                                    CUSIP No. 92848M104



1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     CB   CAPITAL INVESTORS, L.L.C. 13-3986302
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)[ ]
                                                                   (b)[ ]
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE


-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    651,606
   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    651,606
  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     651,606

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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9%

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12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     LLC

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                               Page 2 of 11 Pages

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                                 SCHEDULE 13G
Issuer: VitaminShoppe.Com                                    CUSIP No. 92848M104


Preliminary Note: The information contained in Item 2 herein is hereby amended to reflect the correct name of the reporting person.



Item 1. (a) Name of Issuer:

            VitaminShoppe.Com.

        (b) Address of Issuer's Principal Executive Offices:

            444 Madison Avenue
            Suite 802
            New York, NY  10022


Item 2. (a) Name of Person Filing:

            CB Capital Investors, L.L.C.

            Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

        (b) Address of Principal Business Office or, if none, Residence:

            380 Madison Avenue, 12th Floor
            New York, New York  10017

        (c) Citizenship:

            See Row 4 on cover page.

        (d) Title of Class of Securities (of Issuer):

            Common Stock

        (e) CUSIP Number:

            92848M104

Item 3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

        Not applicable.

Item 4.  Ownership

        (a) Amount Beneficially Owned:

            651,606

        (b) Percent of Class:

            9% (as of December 31, 1999)

                               Page 3 of 11 Pages
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                                 SCHEDULE 13G
Issuer: VitaminShoppe.Com                                    CUSIP No. 92848M104

        (c) Number of shares as to which such person has:

            (i)   651,606
            (ii)  Not applicable.
            (iii) 651,606
            (iv)  Not applicable.


Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         Not applicable.


Item 9.  Notice of Dissolution of Group

         Not applicable.


Item 10. Certification

         Not applicable


                               Page 4 of 11 Pages

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                                 SCHEDULE 13G
Issuer: VitaminShoppe.Com                                    CUSIP No. 92848M104



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  March 28, 2000
                                    ----------------------

                                    CB CAPITAL INVESTORS, L.L.C.
                                    By: CHASE CAPITAL PARTNERS, its Manager


                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------
                                         Name:    Jeffrey C. Walker
                                         Title:   Managing General Partner


                               Page 5 of 11 Pages